                                                               EXHIBIT 3.1




                                CERTIFICATE OF AMENDMENT

                                           OF

                         RESTATED CERTIFICATE OF INCORPORATION OF

                             UNIVERSAL HEALTH SERVICES, INC.


        Universal Health Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

        FIRST: That the board of directors of the Company, acting by written consent without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

                RESOLVED, that the Restated Certificate of Incorporation be amended by deleting in its entirety the Article thereof numbered "FOURTH" and substituting therefor the following:
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        FOURTH: The total number of shares of all classes of stock which the
Company shall have authority to issue is 68,200,000 shares, consisting of 12,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 50,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), 1,200,000 shares of Class C Common Stock par value $.01 per share (the "Class C Common Stock") and 5,000,000 shares of Class D Common Stock, par value $.01 per share (the "Class D Common Stock").
As used in this Restated Certificate of Incorporation the term "Common Stock" means collectively the Class A, Class B, Class C and Class D Common Stock.

        The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Company:

        Except as provided in this Article FOURTH, the Class A, B, C and D Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

        Part 1. Dividends, Combinations, and Subdivisions. (a) Holders of each class of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor, provided that no dividend may be declared and paid to holders of any class of Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of all other classes of Common Stock a per share dividend in an identical amount.

        (b) After the initial distribution of the Class C and Class D Common Stock, in the event that a dividend payable in common stock is declared on any class of Common Stock, the Board of Directors shall also declare a dividend on each of the other classes of Common Stock payable in the class of common stock to which it relates equal on a per share basis.
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        Part 2. Conversions. (a) Each share of Class A, Class C and Class D
Common Stock may at any time be converted into one fully paid and nonassessable share of Class B Common Stock. Such right shall be exercised by the surrender of the certificate representing such shares of Class A, Class C or Class D Common Stock to be converted to the Company at any time during normal business hours at the principal executive offices of the Company, or if an agent for the registration of transfer of shares of Class A, Class C or Class D Common Stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent") then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Company or the Transfer Agent) by instruments of transfer, in form satisfactory to the Company and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (f) below.

        (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class A, Class C or Class D Common Stock in the manner provided in subparagraph (a) above and the payment in cash of any amount required by the provisions of subparagraphs (a) and (f) of this Part 2, the Company will deliver or cause to be delivered at the office of the
Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class B Common Stock, issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class A, Class C and Class D Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class B are Common Stock to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock at such time; provided, however, that any such surrends and payment on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class B Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.
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        (c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class A, Class C or Class D Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class A, Class C or Class D Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the Company's default in payment of the dividend due on such date.

        (d) If the Company in any manner subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other classes of Common Stock will be proportionately subdivided or combined.

        (e) The Company covenants that it will a all times reserve and keep available solely for the purpose of issuance upon conversion of the outstanding shares of Class A, Class C and Class D Common Stock, such number of shares of Class B Common Stock, as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of the outstanding shares of Class A, Class C and Class D Common Stock by delivery of purchased shares of Class B Common Stock, which are held in the treasury of the Company. The Company covenants that if any shares of Class B Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Class B Common Stock may be issued upon conversion, the Company will cause such shares to be duly registered or approved, as the case may be. The Company covenants that all shares of Class B Common Stock which shall be issued upon conversion of the shares of Class A, Class C and Class D Common Stock, will, upon issue, be fully paid and non-assessable and not subject to any preemptive rights.

        (f) The issuance of certificates for shares of Class B Common Stock upon conversion of shares of Class A, Class C and Class D Common Stock, shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class A, Class C or Class D Common Stock converted, the person
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or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

        Part 3. Registration of Transfer. The Company will keep at its principal office (or such other place as the Company reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate (and the Company forthwith will cancel such surrendered certificate). Each such new certificate, subject to the restrictions set forth in Part 6 of this Article Fourth, will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

        Part 4. Replacement. (a) Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder, without bond, will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution, with net assets in excess of $5 million, its own agreement of indemnity will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

        (b) The term "outstanding" when used in this Article FOURTH with reference to the shares of any class of Common Stock as of any particular time will not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Company in accordance with Part 3 or this Part 4, but will include only those shares represented by such new certificate.

                                      -5-
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        Part 5. Voting Rights. Except as expressly provided herein, at every meeting of stockholders of the Company, every holder of Class A Common Stock shall be entitled to one common stock vote in person or by proxy for each share of Class A Common Stock standing in his name on the transfer books of the Company; every holder of Class B Common Stock shall be entitled to one-tenth of a common stock vote in person or by proxy as each share of Class B Common Stock standing in his name on the transfer books of the Company; every holder of Class C Common Stock shall be entitled to one hundred common stock votes in person or by proxy for each share of Class C Common Stock standing in his name on the transfer books of the Company; provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds; and every holder of class D Common Stock shall be entitled to ten common stock votes in person or by proxy for each share of Class D Common Stock standing in his name on the transfer books of the Company; provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds. In the event a beneficial owner of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that beneficial owner holds, then that holder will be entitled only to one common stock vote for every share of Class C Common Stock, or one-tenth of a common stock vote for every share of Class D Common Stock, which that owner holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that owner. The Board of Directors of the Company shall have the right, but not the obligation, to require a holder of Class C or Class D Common Stock to furnish such documentation as is necessary to prove that such holder meets the requirements of the two immediately preceding sentences.

            (i) With respect to the election of directors, the holders of Class
        B and Class D Common Stock, voting together as a separate class, with each share having one common stock vote, shall be entitled to elect that number of directors which constitutes 20% of the total membership of the Company's Board of Directors and if such 20% is not a whole number, then the holders of Class B and Class D Common Stock will be entitled to elect the nearest whole number of directors which constitutes 20% of such membership, provided, that, except as contemplated by subparagraph
        (vi) hereof, in no event shall such number less than one. Holders of Class A and Class C Common Stock, voting together as a separate class, with each share having one common stock vote, will be entitled to elect the remaining directors.
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                (a)     Nominations for the election of directors may be made by
        the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 20 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 30 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

                (b) Each notice under subsection (a) shall set forth: (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee.

                (c) The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

        (ii) The holders of Class B and Class D Common Stock will be entitled to vote together as a separate class, with each share having one common stock vote, on the removal, with cause (as defined in Article SIXTH, Part 2, subparagraph (v)), of any director elected by the holders of Class B and Class D Common Stock and the holders of Class A and Class C Common Stock will be entitled to vote together as a separate class with each share having one common stock vote, on the removal, with cause (as so defined), of any director elected by the holders of Class A and Class C Common Stock.

        (iii) The holders of Class B and Class D Common Stock shall be entitled to vote together as a separate class on such other matters as may be required by law to be submitted to such holders.

                                     - 7 -
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        (iv)    The holders of Class B and Class D Common Stock shall in all matters not referred to in (i), (ii) and (iii) above vote together with the holders of Class A and Class C Common Stock as a single class, provided that, except as set forth in the first paragraph of this Part 5, the holders of Class A Common Stock shall have one common stock vote for each share; the holders of Class B Common Stock shall have one-tenth of a common stock vote for each share; the holders of Class C Common Stock shall have 100 common stock votes for each share; and the holders of Class D Common Stock shall have ten common stock votes for each share.

        (v) Any vacancy in the office of a director may be filled by a vote of holders of the classes entitled to elect said director voting together as a separate class and, in the absence of a stockholder vote, in the case of a vacancy in the office of a director elected by a particular class, such vacancy may be filled by the remaining directors. Any directors elected by the board of directors to fill a vacancy shall serve until the expiration of the term of the director whose position was filled and until his successor has been chosen and has qualified. The Board of Directors may increase the number of directors and any vacancy so created may be filled by the Board of Directors, provided that unless the conditions set forth in (vi) exist in respect of the next previous Annual Meeting of Stockholders, the Board of Directors may be so enlarged by the Board of Directors only to the extent that 20% of the enlarged Board of Directors, rounded to the nearest whole number of directors which constitutes 20% of such membership consists of directors elected by the holders of the Class B and Class D Common Stock or by persons appointed to fill vacancies created by the death, resignation or removal or persons elected by the holders of the Class B and Class D Common Stock.

        (vi) The Class B and Class D Common Stock will not have the rights to elect directors set forth in (i) or (v) above, if on the date for taking a record for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class B and Class D Common Stock (exclusive of any shares held in the Company's treasury) is less than 10% of the aggregate number of issued and outstanding shares of all the common stock (exclusive of shares held in the Company's treasury). In such case all directors to be elected at such meeting shall be elected by holders of Class A, Class B, Class C and Class D Common Stock
        voting together as a single class, provided that with respect to said election the holders of Class A Common Stock shall have one common stock vote for each share; the holders of Class B Common Stock shall have one-tenth of a common stock vote for each share; the holders of Class C Common Stock shall have 100 common stock votes for each share; and the holders of Class D Common Stock shall have ten common stock votes for each share.

        Part 6. TRANSFER. (a) No person holding shares of Class C or Class D Common Stock (a "Class Holder") may transfer, and the Company and the Transfer Agent shall not register the transfer of, such shares of Class C or Class D Common Stock, whether by sale, assignment, gift, devise, bequest, appointment or otherwise. Any purported transfer of shares of Class C or Class D Common Stock shall be null and void and of no effect and the purported transfer by a Class Holder will result in the immediate and automatic conversion into shares of Class B Common Stock of those shares of Class C and Class D Common Stock purporting to be transferred. The purported transferee shall have no rights as a stockholder of the Company and no other rights against, or with respect to, the Company except the right to receive shares of Class B Common Stock upon the immediate and automatic conversion into shares of Class B Common Stock of the shares of Class C or Class D Common Stock purporting to be transferred. Upon the death of any Class C or Class D Holder who is a natural person, or the liquidation, dissolution or winding up of the business or affairs of any corporation, partnership or trust, the shares of Class C and Class D Common Stock held by such person shall immediately and automatically convert into an equal number of shares of Class B Common Stock.

        (b) Shares of Class C and Class D Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in "street" or "nominee" names; provided, however, certificates representing shares of Class C and Class D Common Stock issued as a stock dividend on the Company's then outstanding common stock may be registered in the same name and manner as the certificates representing the shares of Class A and Class B Common Stock with respect to which the shares of Class C and Class D Common Stock are issued. For the purposes of this Part 6, the term "beneficial owner(s)" of any shares of Class C or Class D Common Stock shall mean the person or persons who possess the power to dispose, or to direct the disposition of, such shares. Any shares of Class C or Class D Common Stock registered in "street" or "nominee" name may be transferred to the beneficial owner of such shares on the record date for such stock dividend, upon proof satisfactory to the Company and the Transfer Agent that such person was in fact the beneficial owner of such shares on the record date for such stock dividend.

                  (c) Notwithstanding anything to the contrary set forth herein, any Class Holder may pledge such holder's shares of Class C or Class D Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, or registered in the name of, the pledgee and shall remain subject to the provisions of this Part 6. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class C or Class D Common Stock may not be transferred to the pledgee and may only be converted into shares of Class B Common Stock.

                  (d) The Company shall note on the certificates representing the shares of Class C and Class D Common Stock the restrictions on transfer and registration of transfer imposed by this Part 6.

                  (e) For purposes of this Part 6:

                        (i) Each joint owner of shares of Class C and Class D
              Common Stock shall be considered a holder of Class C and Class D Common Stock, respectively.

                        (ii) A minor for whom shares of Class C or Class D
              Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a holder of Class C and Class D Common Stock, respectively.

                        (iii) Unless otherwise specified, the term "person"
              includes a natural person, corporation, partnership, unincorporated association, firm, joint venture, trust or other entity.

        Part 7. Distribution of Assets. (a) In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class A, Class B, Class C and Class D Common Stock shall be entitled to share ratably as a single class in the remaining net assets of the Company, that is, an equal amount of net assets for each share of Class A, Class B, Class C and Class D Common Stock. A merger or consolidation of the Company with or into any other corporation or a sale or conveyance of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Company within the meaning of this Part 7.

         Part 8. Authorized Shares; Fractional Shares. (a) The number of authorized shares of any class of Common Stock may not be increased unless approved by the holders of a majority of the common stock votes attributable to then outstanding shares of Common Stock entitled to vote, voting as a single class.

                (b) No fractional shares of Class B Common Stock shall be issued upon conversion of shares of Class A, Class C and Class D Common Stock. In lieu of fractional shares, the Transfer Agent shall pay an amount in cash equal to the closing market price of the shares of Class B Common Stock on the conversion date multiplied by the fraction of a share of Class B Common Stock that would otherwise be issuable.

        Part 9. Business Combinations. 9A. Definitions. (i) The term "business combination" as used in this Part 9 shall mean:

                (a) any merger or consolidation of the Company with or into any other individual, corporation, partnership or other person or entity, other than a merger or consolidation pursuant to which the Company is the continuing corporation and the result of which is not a sale, transfer or other disposition of, or a modification of the form of, ownership of the Company;

                (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Company (including without limitation any voting securities of a Subsidiary) or of a Subsidiary (which assets of the Subsidiary constitute a substantial part of the assets of the Company) to any other individual, corporation, partnership or other person or entity; or

                (c) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

           (ii) The term "related person business combination" as used in this
Part 9 shall mean:

                (a) any merger or consolidation of the Company with or into a related person;

                (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Company (including without limitation any voting securities of a subsidiary) or of a Subsidiary, to a related person;

        (c) any merger or consolidation of a related person with or into the Company or a Subsidiary of the Company;

        (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to the Company or a Subsidiary of the Company;

        (e) the issuance of any securities of the Company or a Subsidiary of the Company to a related person (other than to full time employees of the Company);

        (f) acquisition by the Company or a Subsidiary of the Company of any securities of a related person;

        (g) any reclassification of Common Stock of the Company, or any recapitalization involving Common Stock of the Company, consummated within five years after a related person becomes a related person; or

        (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of related person business combination.

        (iii) The term "related person" as used in this Part 9 shall mean and include any individual, corporation, partnership or other person or entity which, together with their "affiliates" and "associates" (defined below) "beneficially" owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), in the aggregate, 5% or more of the outstanding shares of any class of Common Stock of the Company, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity and shall include all persons or entities acting in concert with such related person. Notwithstanding the foregoing, for the purposes of this definition, any shares of Common Stock of the Company which any related person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such related person.

        (iv) The term "substantial part" shall mean more than 10% of the total assets of the company in question, taken as a whole including any subsidiaries, as of the end of its most recent fiscal year ended prior to the time the determination is being made.

        (v) The term "Subsidiary" as used in this Part 9 means any corporation a majority of the voting stock of which is, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

        9B. Stockholder's Vote. A proposed business combination or related person business combination shall be approved in the manner contemplated by law, but no such business combination shall be approved if any two or more directors of the Company then in office shall have not voted in favor of such proposed business combination or related person business combination unless such business combination or related person business combination after having been approved by the Board of Directors in the manner contemplated by law shall have been approved by the affirmative vote of not less than 85% of the outstanding Common Stock votes of the Company.

        9C. Board of Directors' Vote. It shall be a proper corporate purpose reasonably calculated to benefit stockholders for the Board of Directors to base the response of the Company to any proposal for a business combination or related person business combination on the Board of Directors' evaluation of what is in the best interests of the Company; and the Board of Directors, in evaluating what is in the best interests of the Company may consider:

                (i) The best interest of the stockholders: for this purpose the Board of Directors shall consider, among other factors, not only the consideration being offered in the business combination or related person business combination proposal in relation to the then current market price, but also in relation to the then current value of the Company in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Company as an independent entity; and

                (ii) Such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the employees, patients and business of the Company or any of its Subsidiaries, and the community in which the Company, or any of its Subsidiaries, is located or operates.

        SECOND: That thereafter, pursuant to a vote taken at a meeting of the stockholders of the Company held on November 20, 1985, a majority of the common stock votes of the Company ratified the amendment referenced herein.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Sections 211 and 242 of the General Corporation Law of Delaware, as amended.

        FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, Universal Health Services, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Alan
B. Miller, its President, and Robert M. Dubbs, its Secretary, this ____ day of November, 1985.

                                        By: /s/ Alan B. Miller
                                            ________________________
                                            Alan B. Miller
                                            President

CORPORATE SEAL
ATTEST


By: /s/ Robert M. Dubbs
    _________________________
    Robert M. Dubbs
    Secretary